Exhibit 10.1
THE CLOROX COMPANY
INTERIM EXECUTIVE OFFICER
DEFERRED COMPENSATION PLAN
1.	Establishment, Objectives, Duration.
     The Clorox Company (hereinafter referred to as the “Company”) hereby establishes a nonqualified deferred compensation plan for certain Interim Executive Officers of the Company (as defined below) to be known as the “The Clorox Company Interim Executive Officer Deferred Compensation Plan” (hereinafter referred to as the “Plan”).
     The purpose of the Plan is to permit certain amounts payable by the Company or any of its subsidiaries to an Interim Executive Officer to be deferred to a future period. The Plan is designed to permit Interim Executive Officers to defer the receipt of all or a portion of the compensation otherwise payable to them for services provided to the Company as an employee.
     The Plan is effective as of April 28, 2006. The Plan will remain in effect until such time as it shall be terminated by the Board, pursuant to Section 11 herein.
2.	Definitions.
     The following terms, when capitalized, shall have the meanings set forth below:
     (a)     “Account” means a bookkeeping account established and maintained for a Participant pursuant to Section 5(a).
     (b)     “Beneficiary” means the person, persons or entity designated by a Participant pursuant to Section 10 to receive any benefits payable under the Plan.
     (c)     “Board” means the Board of Directors of the Company or a committee of the Board of Directors of the Company.
     (d)     “Change in Control” means the effective date of any one of the following events but only to the extent that such change in control transaction is a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as defined in the regulations promulgated under Section 409A of the Code:
     (i)     The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act ) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% of either (a) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subparagraph (i), the following acquisitions shall not constitute a Change in Control:

(a) any acquisition directly from the Company, (b) any acquisition by the Company, including any acquisition which, by reducing the number of shares outstanding, is the sole cause for increasing the percentage of shares beneficially owned by any such Person to more than the applicable percentage set forth above, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (d) any acquisition by any corporation pursuant to a transaction which complies with clauses (a), (b) and (c) of subparagraph (iii) of this definition; or
     (ii)     Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason within any period of 24 months to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
     (iii)     Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (a) more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) is represented by Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Outstanding Company Common Stock and Outstanding Company Voting Securities were converted pursuant to such Business Combination) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (b) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the

Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.
     (e)     “Code” means the Internal Revenue Code of 1986, as amended.
     (f)     “Company” means The Clorox Company and any successor thereto as provided in Section 12(d).
     (g)     “Compensation” for a Plan Year means a Participant’s pre-tax cash compensation, including base salary and bonus, which would otherwise be payable to the Participant in the Plan Year.
     (h)     “Deferred Stock Unit” means a hypothetical Share as described in Section 5(b).
     (i)     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     (j)     “Fair Market Value” means, as of any date, the value of a Share determined as follows:
     (i)     Where there exists a public market for the Share, the Fair Market Value shall be (a) the closing sales price for a Share for the last market trading day prior to the time of the determination (or, if no sales were reported on that date, on the last trading date on which sales were reported) on the New York Stock Exchange, the NASDAQ National Market or the principal securities exchange on which the Share is listed for trading, whichever is applicable, or (b) if the Share is not traded on any such exchange or national market system, the average of the closing bid and asked prices of a Share on the NASDAQ Small Cap Market, in each case, as reported in The Wall Street Journal or such other source as the Board deems reliable; or
     (ii)     In the absence of an established market of the type described above for the Share, the Fair Market Value thereof shall be determined by the Board in good faith, and such determination shall be conclusive and binding on all persons.
     (k)     “Interim Executive Officer” means an Interim Chief Executive Officer, Interim President or Interim Chairman who is also an employee of the Company.
     (l)     “Participant” means an Interim Executive Officer who elects to participate by filing a Participation Agreement as provided in Section 4.
     (m)     “Participation Agreement” means an agreement in such form as the Board may prescribe filed by a Participant in accordance with Section 4.
     (n)     “Payment Anniversary Date” means an anniversary of the Payment Commencement Date.
     (o)     “Payment Commencement Date” means the first business day of the Plan Year immediately following the later of the Plan Year in which a Participant (i) terminates employment with the Company and all of its subsidiaries and (ii) in the event the Participant is a member of the Board, terminates service as a member of the Board.
     (p)     “Plan” means The Clorox Company Interim Executive Officer Deferred Compensation Plan, as amended from time to time.
     (q)     “Plan Year” means the calendar year.
     (r)     “Share” means a share of common stock of the Company, par value $1.00 per share.
3.	Administration of the Plan.
     (a)     In General. The Plan shall be administered by the Board. The Board shall act by vote or written consent of a majority of its members.
     (b)     Authority of the Board. Subject to applicable laws and the provisions of the Plan, the Board shall have full and final authority in its discretion to establish rules and take all actions, including, without limitation, interpreting the terms of the Plan and any related rules or regulations or other documents enacted hereunder and deciding all questions of fact arising in their application, determined by the Board to be necessary in the administration of the Plan.
     (c)     Effect of Board’s Decision. All decisions, determinations and interpretations of the Board shall be final, binding and conclusive on all persons, including the Company, its stockholders, Participants and their estates and Beneficiaries.
     (d)     Delegation. The Board may delegate to any Board committee or officers of the Company any and all authority with which it is vested under the Plan, and the Board may allocate its responsibilities under the Plan among its members.
4.	Participation and Crediting of Accounts.
     (a)     Participation. Participation in the Plan shall be limited to Interim Executive Officers. A Participation Agreement must be filed by a Participant prior to the beginning of the Plan Year for which it is effective; provided, however, that in the first year in which a Participant becomes eligible to participate in the Plan, the newly eligible Participant may make an election to defer Compensation for employment services to be performed subsequent to such election within 30 days after date the individual first becomes eligible to participate.

     (b)     Contents of Participation Agreement.
     (i)     Each Participation Agreement shall set forth whether a Participant elects to receive Compensation in cash, deferred cash or Deferred Stock Units. A Participant who does not file a timely Participation Agreement for a Plan Year shall receive his or her Compensation in cash.
     (ii)     A Participant who elects to receive his or her Compensation in deferred cash and/or Deferred Stock Units shall specify the percentage of such Compensation (in multiples of 10%) to be paid in deferred cash or Deferred Stock Units.
     (iii)     Each Participation Agreement shall set forth whether amounts deferred pursuant to Section 4(b)(i) and (ii) above will be paid as a lump sum payment or in five annual installments, as set forth in Section 6(c) herein.
     (c)     Crediting of Accounts.
     (i)     A Participant who elects to receive all or a portion of his or her Compensation as deferred cash shall have credited to his or her Account as of the last day of each calendar quarter an amount determined by multiplying the Participant’s accrued Compensation for the quarter by the percentage of such Compensation previously selected by the Participant to be received as deferred cash.
     (ii)     A Participant who elects to receive all or a portion of his or her Compensation as Deferred Stock Units shall have credited to his or her Account as of the last day of each calendar quarter the number of Deferred Stock Units (including fractional Deferred Stock Units) determined by multiplying the Participant’s accrued Compensation for the quarter by the percentage of Compensation previously selected by the Participant to be applied to the purchase of Deferred Stock Units, and dividing the product thereof by the Fair Market Value of a Share as of the last trading day in such calendar quarter.
     (d)     Modification or Revocation of Election by Participant. Elections made pursuant to Sections 4(b)(i) and (ii) shall remain in effect for the next Plan Year and for subsequent Plan Years unless and until a new Participation Agreement is provided. Any elections made under a new Participation Agreement will apply only to Compensation earned in the Plan Year beginning after the date of the new Participation Agreement.

5.	Maintenance and Investment of Accounts.
     (a)     Accounts. An Account shall be maintained for each Participant. In addition, various subaccounts may be maintained for a Participant as necessary to reflect separate Participation Agreements, cash deferrals, and Deferred Stock Units. A Participant’s Account shall be utilized solely as a device for measurement and determination of the amounts to be paid to the Participant pursuant to the Plan, and shall not constitute or be treated as a trust fund of any kind. The balance of a Participant’s Account shall be adjusted to reflect changes in the value of the deemed investments thereof, adjustments, credits and debits pursuant to Section 5(b) and (c) below and distributions pursuant to Section 6.
     (b)     Deferred Stock Units.
     (i)     Deemed Investment in Shares. If a Participant elects to receive Deferred Stock Units, his or her Account shall be treated as if it were invested in Deferred Stock Units equivalent in value to the Fair Market Value of Shares in accordance with the following rules:
(a)	Deemed Reinvestment of Dividend Equivalents. The number of Deferred Stock Units credited to a Participant’s Account shall be increased on each date on which a dividend is paid on Shares. The number of additional Deferred Stock Units credited to a Participant’s Account as a result of such increase shall be determined by (1) multiplying the total number of Deferred Stock Units (excluding fractional Deferred Stock Units) credited to the Participant’s Account immediately before such increase by the amount of the dividend paid per Share on the dividend payment date, and (2) dividing the product so determined by the Fair Market Value of a Share on the dividend payment date.

(b)	Adjustments upon Change in Capitalization. In the event of any merger, reorganization consolidation, recapitalization, liquidation, stock dividend, split-up, spin-off, stock split, reverse stock split, share combination, share exchange, extraordinary dividend, or any change in the corporate structure affecting the Shares, the number of Deferred Stock Units credited to a Participant’s Account and/or the kind or class of shares deliverable under the Plan shall be adjusted in such manner as may be determined to be appropriate and equitable by the Board, in its sole discretion, to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the Plan. The determination of the Board as to such adjustments, if any, to be made shall be conclusive and binding on all Participants and Beneficiaries.
     (ii)     Hypothetical Nature of Investments. The Deferred Stock Units established hereunder shall be used solely to determine the amounts to be paid hereunder, shall not be or represent an equity security of the Company, shall not be convertible into or otherwise entitle a Participant to acquire an equity security of the Company and shall not carry any voting rights.
     (c)     Cash Deferrals.
     (i)     Deemed Investment Options. The Board may permit a Participant to request that earnings on his or her cash deferrals be credited as though the cash deferrals were invested in one or more deemed investment options approved by the Board. Initially the deemed investment options shall include cash with an interest factor and the S&P 500 Index, ex-dividend. The Board may, in its sole discretion, discontinue, substitute or add any deemed investment option prospectively at any time. Each Participant may select how the cash portion of his or her Account shall be allocated among such deemed investments options, in accordance with procedures adopted by the Board.
     (ii)     Interest and Valuation of Assets. To the extent that a Participant’s cash deferrals are allocated to cash with an interest factor, such cash deferrals shall be credited with interest at an annual rate for each Plan Year equal to the Prime Lending Rate of Wells Fargo Bank as in effect on January 1 of such year. Interest shall be accrued to the date of payment (as determined in accordance with Section 6(a)) and shall be compounded on a calendar quarter basis. To the extent a Participant elects to have the cash portion of his or her Account allocated to a deemed investment option other than cash with an interest factor, the market value of the assets that would have been held in each of the deemed investment options shall be determined by the Board in accordance with generally accepted valuation principles, consistently applied and, the Participant’s Account will be adjusted each business day the New York Stock Exchange is open for business for earnings, gains and losses as if it were invested in the deemed investments elected by the Participant.
     (iii)     Hypothetical Nature of Investments. The deemed investment options established hereunder shall be used solely for measurement purposes only and a Participant’s election of any such deemed investment option and the allocation of earnings to his or her Account thereto, shall not be considered or construed in any manner as an actual investment of the Participant’s Account in any such investment option. In the event that the Company, in its own discretion, decides to invest funds in any or all of the investment options, the Participant shall not have any rights in or to such investments themselves.

6.	Payments.
     (a)     Time of Payment. Payments to a Participant with respect to his or her Account shall begin as of the Participant’s Payment Commencement Date; provided, however, that if the Participant dies before his or her Payment Commencement Date, payment of the entire value of the Participant’s Account shall be made to the Participant’s Beneficiary in accordance with the provisions of Section 6(c) below after the Board receives all documents and other information that it requests in connection with the payment.
     (b)     Medium of Payment. Except to the extent the Board determines otherwise, the portion of a Participant’s Account denominated in Deferred Stock Units shall be paid in Shares. One Share shall be paid for each whole Deferred Stock Unit contained therein, and any fractional Deferred Stock Units shall be paid in cash. The portion of a Participant’s Account denominated in cash shall be paid in cash.
     (c)     Form of Payment.
     (i)     Lump Sum. A Participant shall receive his or her Account under the Plan in the form of a lump sum payment unless the Participant has elected to receive any portion thereof in five annual installments in accordance with Section 6(c)(ii). The lump sum shall be payable to the Participant in cash and/or Shares on the Payment Commencement Date. If the Participant dies before his or her Payment Commencement Date, a lump sum payment shall be made to the Participant’s Beneficiary on the Payment Commencement Date.
     (ii)     Five Annual Installments. A Participant may elect to receive all or a portion of his or her Account under the Plan in five annual installments. Such election must be made in the Participant’s Participation Agreement pursuant to Section 4. Annual installments shall be payable to the Participant in cash and/or Shares beginning as of the Payment Commencement Date and continuing each Payment Anniversary Date thereafter until all installments have been paid. The first annual installment shall equal one-fifth (1/5th) of the value of the Participant’s Account(s), determined as of the Payment Commencement Date. Each successive annual installment shall equal the value of the Participant’s Account(s), determined as of the Payment Anniversary Date, multiplied by a fraction, the numerator of which is one, and the denominator of which is the excess of five over the number of installment payments previously made (i.e., 1/4th in year 2, 1/3rd in year 3, etc.). If the Participant dies before his or her Payment Commencement Date having elected to receive benefits in five annual installments, or after the Participant’s Payment Commencement Date but before all five installments have been paid, the remaining installments shall be paid to the Participant’s Beneficiary in accordance with the schedule in this Section 6(c)(ii).
7.	Shares Subject to the Plan.
     Unless otherwise determined by the Board, payments under the Plan that are made in the form of Shares, in whole or in part, shall be made from the aggregate number of Shares authorized to be issued under and otherwise in accordance with the terms of The Clorox

Company 2005 Stock Incentive Plan (or any successor stock incentive plan approved by the stockholders of the Company). No Shares are reserved for issuance under the Plan.
8.	Change in Control.
     Except as otherwise provided by the Board, upon the occurrence of a Change in Control or as soon as reasonably practicable thereafter, the value of all amounts deferred by a Participant which have not yet been credited to the Participant’s Account and the value of such Participant’s Account shall be paid to the Participant, in each case as a lump sum cash payment. For purposes of payments under this Section 8, the value of a Deferred Stock Unit shall be computed as the greater of (a) the Fair Market Value of a Share on or nearest the date on which the Change in Control is deemed to occur, or (b) the highest per share price for Shares actually paid in connection with the Change in Control.
9.	Taxes.
     The Company shall have the power and right to (i) deduct or withhold from all credits, payments, and amounts deferred under the Plan, or from other compensation payable to a Participant or his or her Beneficiary, including shares, amounts required by law to be withheld for taxes and (ii) require the Participant to remit to the Company an amount sufficient to satisfy any Federal, state or local tax withholding requirements, with respect to benefits under this Plan.
10.	Beneficiary Designation.
     (a)     Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person, persons or entity as his or her Beneficiary or Beneficiaries. A Beneficiary designation shall be made, and may be amended, by the Participant by filing a written designation with the Board, on such form and in accordance with such procedures as the Board shall establish from time to time.
     (b)     No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant’s Beneficiary shall be deemed to be the Participant’s estate.
11.	Amendment or Termination of the Plan.
     The Board may at any time and from time to time, amend, suspend or terminate the Plan in whole or in part; provided, however, that no such amendment, suspension or termination shall adversely affect the rights of any Participant or Beneficiary under the Plan unless consented to in writing by such Participant or, in the event the Participant is deceased, the Beneficiary.
12.	Miscellaneous.
     (a)     Gender, Number and References. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural. Any reference in the Plan to a Section of the Plan or to an act or code or to any section thereof or rule or regulation thereunder shall be deemed to refer to such Section of the Plan, act, code, section, rule or regulation, as may be amended from time to time, or to any successor Section of the Plan, act, code, section, rule or regulation.
     (b)     No Assignment. Except as specifically set forth in the Plan with respect to the designation of Beneficiaries and as otherwise required by applicable law, any interest, benefit, payment, claim or right of any Participant under the Plan shall not be sold, transferred, assigned, pledged, encumbered or hypothecated by any Participant and shall not be subject in any manner to any claims of any creditor of any Participant or Beneficiary, and any attempt to take any such action shall be null and void.
     (c)     Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
     (d)     Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successors is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company and references to the “Company” herein any in any Participation Agreements shall be deemed to refer to such successors.
     (e)     Requirements of Law. The payment of cash or Shares under the Plan shall be subject to all applicable laws and to such approvals by any governmental agencies or national securities exchanges as may be required.
     (f)     Not an Employment Contract. This Plan is not and shall not be deemed to constitute a contract of employment between the Company and a Participant. Nothing in this Plan shall alter a Participant’s status as an “at-will” employee of the Company, unless otherwise provided in the Participant’s employment, management retention, change in control, severance or similar agreement between the Participant and the Company or any of its subsidiaries, or be construed as guaranteeing employment by, or as giving a Participant any right to continue in the employ of the Company or any of its subsidiaries during any period or as limiting or restricting the right of the Company to terminate a Participant’s employment at any time, for any reason, with or without cause.
     (g)     Unfunded Plan. The Plan is intended to be an unfunded plan benefiting persons who are a select group of management of highly compensated employees within the meaning of ERISA. All payments pursuant to the Plan will be made from the general assets of the Company, and the rights of Participants and Beneficiaries under the Plan will be only those of general unsecured creditors of the Company.
     (h)     Governing Law. To the extent not preempted by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of California, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

     (i)     Non-Exclusive Plan. The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable.
     (j)     Code Section 409A Compliance. To the extent applicable, it is intended that this Plan and all deferrals and payments made hereunder comply with the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”). Any provision that would cause the Plan or any deferral or payment made hereunder to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.